CARMAX REPORTS RECORD FIRST QUARTER RESULTS

Richmond, Va., June 19, 2006 - CarMax, Inc. (NYSE:KMX) today reported record results for the first quarter ended May 31, 2006.

▪	Total sales increased 19% to $1.89 billion from $1.58 billion in the first quarter of last year.

▪	Comparable store used unit sales rose 6% for the quarter.

▪	Total used unit sales grew 14% in the first quarter.

▪	Net earnings increased 54% to $56.8 million, or 53 cents per diluted share, compared with $37.0 million, or 35 cents per diluted share, earned in the first quarter of fiscal 2006.

➢
Earnings for the current year’s quarter included stock-based compensation costs of $4.3 million net of tax effects, or 4 cents per share, resulting from the adoption of Statement of Financial Accounting Standards No. 123R. Results for the first quarter of fiscal 2006 have been restated to reflect additional stock-based compensation costs of $2.8 million, net of tax effects, or 3 cents per share, related to this accounting change.

➢
Earnings for the current year’s quarter included a benefit of 3 cents per share from CarMax Auto Finance favorable items, while last year’s first quarter included CarMax Auto Finance favorable items totaling 4 cents per share.

Sales Components

(In millions)	Three Months Ended May 31 (1)
	2006	2005	Change
Used vehicle sales	$1,461.1	$1,203.8	21.4%
New vehicle sales	118.4	134.1	(11.7)%
Wholesale vehicle sales	247.3	189.5	30.5%
Other sales and revenues:
Extended service plan revenues	28.8	24.5	17.4%
Service department sales	23.2	22.6	2.3%
Third-party finance fees, net	6.4	3.8	67.5%
Total other sales and revenues	58.3	51.0	14.4%
Net sales and operating revenues	$1,885.1	$1,578.4	19.4%

(1) Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended May 31
	2006	2005
Comparable store vehicle sales:
Used vehicle units	6%	6%
New vehicle units	(11)%	0%
Total	4%	5%

Used vehicle dollars	13%	9%
New vehicle dollars	(12)%	2%
Total	11%	8%

Total vehicle sales:
Used vehicle units	14%	19%
New vehicle units	(12)%	(4)%
Total	12%	17%

Used vehicle dollars	21%	22%
New vehicle dollars	(12)%	(2)%
Total	18%	19%

Retail Vehicle Sales Mix
	Three Months Ended May 31
	2006	2005
Vehicle units:
Used vehicles	94%	93%
New vehicles	6	7
Total	100%	100%

Vehicle dollars:
Used vehicles	92%	90%
New vehicles	8	10
Total	100%	100%

Unit Sales
	Three Months Ended May 31
	2006	2005
Used vehicles	84,266	74,143
New vehicles	4,947	5,604
Wholesale vehicles	53,786	44,630

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CarMax, Inc.

Average Selling Prices
	Three Months Ended May 31
	2006	2005
Used vehicles	$17,167	$16,117
New vehicles	$23,783	$23,763
Wholesale vehicles	$4,483	$4,160

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2006	2005(2)	Change
Net earnings	$56.8	$37.0	53.5%
Diluted weighted average shares outstanding	107.1	106.0	1.0%
Net earnings per share(1)	$0.53	$0.35	51.4%

(1) Per share amounts are presented on a fully diluted basis.
(2) Fiscal 2006 results have been restated for the adoption of SFAS 123R.

Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2006	%(1)	2005(2)	%(1)

Net sales and operating revenues	$1,885.1	100.0%	$1,578.4	100.0%
Gross profit	$248.3	13.2%	$197.8	12.5%
CarMax Auto Finance income	$32.4	1.7%	$27.1	1.7%
Selling, general, and administrative expenses	$187.0	9.9%	$163.8	10.4%
Operating profit (EBIT) (3)	$93.7	5.0%	$61.1	3.9%
Net earnings	$56.8	3.0%	$37.0	2.3%

(1) Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2) Fiscal 2006 results have been restated for the adoption of SFAS 123R.
(3) Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended May 31
	2006		2005
	$/unit (1)	%(2)	$	/unit(1)	%(2)
Used vehicle gross profit	$1,924	11.1%		$1,801	11.1%
New vehicle gross profit	$1,215	5.1%		$804	3.4%
Wholesale vehicle gross profit	$723	15.7%		$631	14.9%
Other gross profit	$462	70.7%		$396	61.9%
Total gross profit	$2,783	13.2%		$2,480	12.5%

(1) Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2) Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

First Quarter Business Performance Review

Sales. “We are very pleased with our first quarter sales performance,” said Austin Ligon, president and chief executive officer. “We benefited from stronger traffic and continued excellent execution by our store teams. Also, we did not see a repeat of the unusually volatile sales patterns that we experienced in the first quarter of the two previous fiscal years.

“Used unit comps of 6% were modestly ahead of our expectations,” said Ligon. “As anticipated, our curtailment of subprime sales in certain states, which adversely affected used unit comp sales by 3 percentage points, was largely offset by incremental sales financed by two new nonprime finance providers added in the second half of fiscal 2006.

“Wholesale unit sales climbed 21%, reflecting the expansion of our store base and a strong increase in appraisal traffic,” said Ligon. “Our average wholesale selling prices were up 8% compared with last year’s first quarter. Wholesale prices moderated over the course of this year’s first quarter, reflecting a more normal seasonal pattern compared with the unusually sharp rise in wholesale prices experienced in the first quarter of last year.

“New vehicle unit sales declined, reflecting the softer new car industry trends, particularly for the domestic manufacturers that we represent, and our strategic decision to increase targeted gross margin dollars per unit on new vehicles,” said Ligon. “Other sales and revenues increased, as extended service plan sales benefited from the growth in used car sales and third-party finance fees benefited from the decline in subprime-financed sales.”

Margins. “Our used vehicle profits benefited from our steady, strong sales performance and some moderation in used vehicle wholesale pricing,” said Ligon. “Lower wholesale prices favorably affect our used vehicle acquisition costs and often allow our retail used car sales and profits to expand. As expected, our wholesale gross profit per unit was also higher than last year’s first quarter, reflecting the lessons we learned in the particularly difficult wholesale environments of the last two years. We have continued to refine our wholesale buying process, including the sales consultant’s delivery of the offer to the consumer. Wholesale gross profit per unit was lower than the preceding quarter, however, as a result of the normal seasonal moderation in wholesale pricing.”

CarMax Auto Finance. “CAF income increased 20% compared with last year’s first quarter,” said Ligon. “The increase was primarily the result of the growth in total sales and managed receivables, an increase in CAF’s loan penetration, and an increase in the average amount financed. This year’s first quarter CAF income included 3 cents per share of favorable items, while last year’s CAF income included 4 cents per share of favorable items. The current quarter favorable items primarily related to lowering the loss rate assumptions on previously securitized receivables, resulting from continued favorable loss experience.”

The gain on loans originated and sold as a percent of loans sold was 3.4% in this year’s quarter, compared with 3.3% in the first quarter of fiscal 2006. The gain spread was slightly lower than expected, as increases in our funding costs continued to modestly outpace increases in consumer rates. The reported gain as a percent of loans sold, including the benefit of the favorable items, was 4.4% in this year’s first quarter and 4.3% in last year’s first quarter.

SG&A. “We are particularly pleased with the leverage generated by our strong sales performance,” said Ligon. “The SG&A ratio declined 50 basis points to 9.9% from 10.4% in last year’s first quarter, despite absorbing higher stock-based compensation costs and additional costs related to moving our data center. The SG&A ratio was slightly lower than expected as a result of shifts in the timing of certain planned spending, which we expect to incur later in the year.”
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CarMax, Inc.

CarMax adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which modified SFAS No. 123, “Accounting for Stock-Based Compensation,” in the first quarter of fiscal 2007. SFAS 123R requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method and included in the company’s results of operations. As permitted under the transition rules, SFAS 123R was adopted on a modified retrospective basis, and results for prior years were restated, enhancing comparability. In connection with the adoption of SFAS 123R, CarMax recognized $6.9 million of stock-based compensation expense in the first quarter of fiscal 2007, including $6.4 million reflected in selling, general, and administrative costs. Results for the first quarter of fiscal 2006 were restated to reflect an additional $4.5 million of stock-based compensation, all of which was included in selling, general, and administrative expense.

Earnings. “While our first quarter used vehicle unit sales growth was slightly higher than we expected, earnings came in much higher than our expectations,” said Ligon. “The strength of our used vehicle sales and gross profit dollars per unit and CAF’s continuing favorable loss performance were the primary factors contributing to our stronger-than-expected earnings performance.”

Store Openings

CarMax opened four superstores during the first quarter of fiscal 2007. The company entered the Hartford, Conn., market with a standard superstore; the Columbus, Ohio, market with a standard and a satellite superstore; and the Oklahoma City, Okla., market with a standard superstore. The opening in Hartford represented the company’s first store in the Northeast. CarMax plans to open an additional seven superstores during the second half of the fiscal year. Late in the first quarter, the company also opened its first CarMax Car Buying Center, which focuses on appraisals and vehicles purchases. This test site in the Atlanta market is part of a long-term effort to increase appraisal traffic and retail vehicle sourcing self-sufficiency.

Fiscal 2007 Expectations

“For the year, we continue to expect comparable store used unit growth in the range of 2 to 8%,” said Ligon. “Although our first quarter earnings were significantly stronger than we expected, we think it is premature to change our fiscal year earnings expectations so early in the year. If sales trends were to continue as we have seen them in the first quarter, we would expect to hit the upper end of the $1.25 to $1.47 range. However, based on the volatility we’ve seen in recent years, we are not willing to adjust our estimate until we are further into the fiscal year.”

Second Quarter Fiscal 2007 Earnings Release Date

CarMax currently plans to release second quarter sales and earnings results on Wednesday, September 20, 2006, before the opening of the New York Stock Exchange. The company will host a conference call for investors at 9:00 a.m. Eastern time on that date. Information on this conference call will be available on the company’s investor information home page at http://investor.carmax.com in early September.

Conference Call Information

CarMax will host a conference call for investors at 9:00 a.m. Eastern time today, June 19, 2006. Domestic investors may access the call at 1-888-298-3261 (conference I.D.: 9922214). International investors should dial 1-706-679-7457 (conference I.D.: 9922214). A live webcast of the call will be available on the company’s investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately noon Eastern time on June 19, 2006, and will run through midnight, June 26, 2006. Domestic investors may access the recording at 1-800-642-1687
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CarMax, Inc.

(conference I.D.: 9922214) and international investors at 1-706-645-9291 (conference I.D.: 9922214). A replay of the call also will be available on the company’s investor information home page or at www.streetevents.com.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2006 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 71 used car superstores in 34 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended May 31, 2006, the company sold 300,011 used cars, which is 94% of the total 320,255 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

The company cautions readers that the statements contained in this release about the company’s future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within the company’s industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or the company’s access to sources of inventory; the significant loss of key employees from the company’s store, regional, or corporate management teams; the efficient operation of the company’s information systems; changes in the availability or cost of capital and working capital financing; the company’s ability to acquire suitable real estate; the occurrence of adverse weather events; seasonal fluctuations in the company’s business; the geographic concentration of the company’s superstores; the regulatory environment in which the company operates; the effect of various litigation matters; the effect of new accounting requirements or changes to generally accepted accounting principles; and the occurrence of certain other material events. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

Contacts:

Investors and Financial Media:
Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended May 31
			Restated
	2006	%(1)	2005	%(1)
Sales and operating revenues:
Used vehicle sales	$1,461,120	77.5	$1,203,805	76.3
New vehicle sales	118,408	6.3	134,093	8.5
Wholesale vehicle sales	247,296	13.1	189,492	12.0
Other sales and revenues	58,315	3.1	50,970	3.2
Net sales and operating revenues	1,885,139	100.0	1,578,360	100.0
Cost of sales	1,636,884	86.8	1,380,601	87.5
Gross profit	248,255	13.2	197,759	12.5
CarMax Auto Finance income	32,394	1.7	27,071	1.7
Selling, general, and administrative expenses	186,966	9.9	163,765	10.4
Interest expense	1,947	0.1	1,194	0.1
Interest income	267	-	135	-
Earnings before income taxes	92,003	4.9	60,006	3.8
Provision for income taxes	35,227	1.9	23,026	1.5
Net earnings	$56,776	3.0	$36,980	2.3

Weighted average common shares:
Basic	105,265		104,387
Diluted	107,056		105,982

Net earnings per share:
Basic	$0.54		$0.35
Diluted	$0.53		$0.35

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands)

		Restated	Restated
	May 31	May 31	February 28
	2006	2005	2006
ASSETS
Current assets
Cash and cash equivalents	$26,043	$21,543	$21,759
Accounts receivable, net	70,400	79,970	76,621
Automobile loan receivables held for sale	11,834	35,559	4,139
Retained interests in securitized receivables	167,899	144,363	158,308
Inventory	738,705	583,289	669,700
Prepaid expenses and other current assets	12,123	4,975	11,211
	1,027,004	869,699	941,738
Total current assets

Property and equipment, net	516,305	439,091	499,298
Deferred income taxes	28,605	14,476	24,576
Other assets	44,218	33,707	44,000

TOTAL ASSETS	$1,616,132	$1,356,973	$1,509,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$224,301	$177,952	$188,614
Accrued expenses and other current liabilities	77,050	65,035	85,316
Accrued income taxes	53,033	25,408	5,598
Deferred income taxes	8,821	24,602	23,562
Short-term debt	1,108	41,428	463
Current portion of long-term debt	30,781	100,351	59,762

Total current liabilities	395,094	434,776	363,315

Long-term debt, excluding current portion	134,534	28,315	134,787
Deferred revenue and other liabilities	32,937	30,325	31,407
Deferred income taxes	-	4,315	-

TOTAL LIABILITIES	562,565	497,731	529,509

SHAREHOLDERS’ EQUITY	1,053,567	859,242	980,103

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,616,132	$1,356,973	$1,509,612

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Three Months Ended
	May 31

	2006	Restated 2005
Operating Activities:
Net earnings	$56,776	$36,980
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	8,075	5,926
Stock-based compensation expense	6,686	4,311
(Gain) loss on disposition of assets	(2)	12
Deferred income taxes benefit	(18,770)	(3,633)
Changes in operating assets and liabilities:		-
Decrease (increase) in accounts receivable, net	6,221	(3,803)
Increase in automobile loan receivables held for sale, net	(7,695)	(13,407)
(Increase) decrease in retained interests in securitized
receivables	(9,591)	3,600
Increase in inventory	(69,005)	(6,722)
(Increase) decrease in prepaid expenses and other
current assets	(912)	8,033
(Increase) decrease in other assets	(218)	24
Increase in accounts payable, accrued expenses and
other current liabilities, and accrued income taxes	74,990	31,467
Increase in deferred revenue and other liabilities	1,530	688
Net cash provided by operating activities	48,085	63,476

Investing Activities:
Purchases of property and equipment	(25,139)	(55,056)
Proceeds from sales of assets	59	16,705
Net cash used in investing activities	(25,080)	(38,351)

Financing Activities:
Increase (decrease) in short-term debt, net	645	(23,769)
Payments on long-term debt	(29,234)	(83)
Equity issuances, net	6,313	1,979
Excess tax benefits from stock-based payment arrangements	3,555	1,167
Net cash used in financing activities	(18,721)	(20,706)

Increase in cash and cash equivalents	4,284	4,419
Cash and cash equivalents at beginning of year	21,759	17,124
Cash and cash equivalents at end of period	$26,043	$21,543

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